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As filed with the Securities and Exchange Commission on October 10, 2001

Registration No.  33-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CFI MORTGAGE, INC.
------------------
(Exact name of registrant as specified in its charter)

DELAWARE                                                  65-0127741
----------------------------                           ----------------
(State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                    Identification Number)


SUITE 500, 601 CLEVELAND STREET, CLEARWATER, FLORIDA                33755
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(Address of principal executive offices)                            (ZIP Code)

STOCK COMPENSATION PAYABLE TO CONSULTANTS
-----------------------------------------
(Full title of plan)

STEPHEN E. WILLIAMS, Chief Executive Officer
SUITE 500, 601 CLEVELAND STREET, CLEARWATER, FLORIDA 33755
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(Name and address of agent for service)

(727) 674-1010
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(Telephone number, including area code, of agent for service)

Copy to:
Jackson L. Morris, Esq.
3116 West North A Street, Tampa, Florida 33609-1544
Telephone (813) 874-8854      Facsimile  (813) 873-9628

CALCULATION OF REGISTRATION FEE

Title of each
class of
securities                  Proposed maximum  Proposed maximum  Amount of
to be         Amount to be  offering price    aggregate         registration
registered    registered    per unit          offering price    fee
----------    ------------  ----------------  ----------------  ------------
Common stock
$.001 par     1,500,000     $0.10             $150,000.00       $250.00
value

Note: The proposed maximum offering price per unit, proposed maximum aggregate offering price and amount of the registration fee are based upon the closing price of the registrant's common stock on the business day preceding the filing of this registration statement.


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PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1:  Plan Information.

CFI Mortgage, Inc. (the "Company") is offering the common stock as compensation for services to be rendered and not compensated in cash. The common stock will be issued to the intended recipients upon the effective date of this registration statement as an advance payment for consulting services to be rendered. The common stock is not being offered pursuant to a plan, but pursuant to a financial consulting services agreement, attached as an exhibit hereto. The issuance of the common stock is not subject to the Employee Retirement Income Security Act of 1974. Additional information may be obtained from Stephen E. Williams, Chief Executive Officer of the Company. Mr. Williams' address is 601 Cleveland Street, Suite 500, Clearwater, Florida 33755 and his telephone number is (727) 674-1010.

The Company is offering an aggregate of 1,500,000 shares of its common stock, $0.001 par value per share, pursuant to this registration statement.

The following persons are participating in the distribution made pursuant to this registration statement:

Name                 Number of shares          Nature of services
----                 ----------------          ------------------
M. Blaine Riley          500,000              Financial Consulting Services
Randall Letcavage        500,000              Financial Consulting Services
Rosemary Nguyen          500,000              Financial Consulting Services

Each of these participating persons is under contract to provide bona fide financial consulting services to the Company as consideration for the shares and are believed by the Company to be within the term "employee" as defined for purposes of Form S-8.

The shares will be treated as ordinary income at the fair market value thereof on the date of receipt under the Internal Revenue Code ("Code").

ITEM 2:  Registration Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) Prospectus, and all other documents required to be delivered to "employees" pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, (the "Securities Act"). All requests should be made to CFI Mortgage, Inc., Attn: Stephen E. Williams, Chief Executive Officer of the Company. Mr. Williams' address is Suite 500, 601 Cleveland Street, Clearwater, Florida 33755 and his telephone number is (727) 674-1010.

PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:  Incorporation of Documents by Reference.

The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration State-


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ment by this reference: (a) Annual Report on Form 10-KSB for the year ended
December 31, 2000, (b) Quarterly Report on Form 10-QSB for each of the two quarters ended March 31 and June 30, 2001, and reports filed on Form 8-K subsequent to December 31, 2000, including any amendment thereto. (c) Notwithstanding the Company's registration under Section 12 of the Securities Exchange Act of 1934, the Company has elected to set forth a description of its common stock under Item 4, rather than incorporate such information by reference, in view of the fact that the registration statement in which the description is set forth is not available on the Commission's EDGAR System and may be out of date.

All documents filed by the Registrant pursuant to Section 13(a), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by this reference and to be a part hereof from and after the date of filing of such documents.

ITEM 4.  Description of Securities.

The Company's common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934. The Company elects to describe its common stock herein, rather than incorporate such information by reference, in view of the fact that the registration statement in which the description is set forth is not available on the Commission's EDGAR System and may be out of date.

The authorized Common Stock of the Company consists of thirty-five million shares, $0.001 par value per share. The Company will have 34,840,189 shares issued and outstanding, following the issuance of 1,500,000 shares pursuant to this Registration Statement. Holders of the Company's common stock (i) have equal and ratable rights with all holders of issued and outstanding common stock to dividends from funds legally available therefore, when, as and if declared by the board of directors of the Company; (ii) are entitled to share ratably with holders of issued and outstanding common stock in all of the assets of the Company available for distribution to holders of common stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights; (iv) have no redemption or sinking fund provisions applicable thereto; (v) have one vote on election of each director and other matters submitted to a vote of stockholders; and (vi) do not have cumulative voting rights.

ITEM 5.  Interests of Named Experts and Counsel.

The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris is the record holder of 135,000 shares of the Company's common stock.

ITEM 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors and officers against liabilities whether or not in the circumstances such the Company would have the power to indemnify against such liabilities under the provisions of the statute. The Company's Certificate of Incorporation provides for indemnification of its directors and officers to the fullest extent permitted by Section


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145 of the Delaware General Corporation Law. The Company's Certificate of
Incorporation eliminates and liability of a director or officers to the Company or its stockholders for monetary damages for breach of such director's or officer's fiduciary duties to the Company, except where a director or officer:
(a) breaches his or her duty of loyalty to the Company or its stockholders; (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law; (c) authorizes payment of an illegal dividend or a stock repurchase; or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available if (i) a director or officer breaches, or fails to perform, his or her duties as a director; and (ii) the director's or officer's breach of, or failure to perform, those duties constitute: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Company, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the Company or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The Company's Certificate of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors and officers of the Company.

ITEM 7.  Exemption From Registration Claimed

None of the shares of the Company's common stock covered hereby has been previously issued in reliance upon an exemption from the registration requirements of the Securities Act.

ITEM 8:  Exhibits

4.1 Financial Consulting Services Agreement between the Registrant and M. Blaine Riley, Randall Letcavage and Rosemary Nguyen
5.1   Opinion of Jackson L. Morris, Esq.
24.1  Consent of Jackson L. Morris, Esq. (included in Exhibit 5.1)
24.2  Consent of independent auditors

ITEM 9:  Undertakings.

The undersigned Registrant hereby undertakes:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, Florida on October 10, 2001.

CFI MORTGAGE, INC.
By:  /s/ Stephen E. Williams
Stephen E. Williams, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Capacity in Which Signed           Date
---------                  ------------------------           ----
/s/ Stephen E. Williams    Chief Executive Officer and       October 26, 2001
Stephen E. Williams        Director
                           (Principal Executive Officer)

/s/ Daniel M. Brown        Chief Financial Officer           October 26, 2001
Daniel M. Brown            Director
                           (Principal Financial Officer and
                           Principal Accounting Officer)

/s/ J. Steven Furniss      Director                          October 26, 2001
J. Steven Furniss

/s/ James T. Kowalczyk     Director                          October 26, 2001
James T. Kowalczyk


EXHIBITS

Exhibit 4.1 Financial Consulting Services Agreement between the Registrant and
M. Blaine Riley, Randall Letcavage and Rosemary Nguyen.